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                                                                     Exhibit 5.1




                                November 26, 2001




(213) 229-7000                                                     C 04434-00015

Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, NV 89109

       Re:     Registration Statement on Form S-2
               Registration No. 333-73178

Ladies and Gentlemen:

        We have acted as counsel for Ameristar Casinos, Inc., a Nevada corporation (the "Company") in connection with the public offering of up to 6,900,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), including 4,900,000 shares of Common Stock to be sold by the Company, of which 900,000 shares of Common Stock will be subject to an over-allotment option granted to the Underwriters (as defined below) by the Company (the "Company Shares") and 2,000,000 shares of the Company's Common Stock to be sold by a selling stockholder (the "Selling Stockholder Shares" and together with the Company Shares, the "Shares") pursuant to Registration Statement No. 333-73178 on Form S-2, as amended (the "Registration Statement") under the Securities Act of 1933, as amended. The Company proposes to issue and sell and the selling stockholder proposes to sell the Shares to a group of underwriters (the "Underwriters") represented by Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC World Markets Corp.

        We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

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Ameristar Casinos, Inc.
November 26, 2001
Page 2



        Based upon the foregoing examination and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized and (ii) the Selling Stockholder Shares are, and the Company Shares, when issued and sold pursuant to the Registration Statement and in accordance with the terms of the underwriting agreement between the Company and the Underwriters, substantially in the form filed as an exhibit to the Registration Statement, will be, validly issued, fully paid and nonassessable.

        The Company is a Nevada corporation. We are not admitted to practice in Nevada. However, we are familiar with the Nevada General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Therefore, we render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the Nevada General Corporation Law. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                       Very truly yours,



                                       /s/ GIBSON, DUNN & CRUTCHER LLP

                                       GIBSON, DUNN & CRUTCHER LLP

JKL/KMH